UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 23, 2014

Evans Brewing Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54995	46-3031328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Main Street

Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 442 7565

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of New Director

On May 23, 2014, the Shareholders (the “Shareholders”) of Evans Brewing Company Inc. (the “Company”) elected Richard Chiang, Mark Lamb, Roy Roberson and Joe Ryan to serve as members of the Board, effective immediately.

Richard Chiang is the founder and former Chief Executive Officer, Secretary, Treasurer and Director of the Company. Mr. Chiang is employed by Tech Associates, Inc., a financial advisory firm engaged in assisting emerging growth companies with capital markets consulting. From February 2010 to May 2012, he was employed by Redwood Capital, Inc., a financial advisory firm engaged in cross borders transactions in The People’s Republic of China, as a Managing Director of private equity. From January 2009 to January 2010, Mr. Chiang was employed as an Associate Partner of BayPeakLLC, a financial advisor engaged in cross borders transactions in The People’s Republic of China. From 2005 to 2009, he was an independent consultant specializing in corporate and securities consulting services for small and medium sized companies. Prior to that he was a licensed National Association of Securities Dealers (NASD) Series 7 Registered Representative and held senior executive positions at Bear, Stearns & Co., Inc, Cruttenden Roth, Inc and for Wedbush Morgan Securities, Inc. Mr. Chiang has experience in several areas within the financial services industry such as securities trading, mergers and acquisitions, private wealth management, private equity and corporate finance. Mr. Chiang graduated from the University of California, Berkeley, The Haas School of Business.

Mark Lamb is a vice president of Double Diamond Financial a firm engaged in individual and business planning, where he has worked since February, 2003. Prior to his employment at Double Diamond Financial, Mr. Lamb was a registered representative with The Robert Driver Company, a financial services firm since October 1999. From October 1996 to October 1999, he was an account specialist with Liberty Mutual Group and from May 1994 to October 1996 he was an account executive with Paine Webber Inc. He began his career in financial services in June 1988 as an investment counselor with Western Financial Planning Corporation. Mr. Lamb holds a Series 7, Series 66, Series 63, and Series 6 licenses with FINRA. He also holds property, casualty, life, health and disability insurance licenses. Mr. Lamb attended San Diego State University.

Roy Roberson P.E. is a professional engineer in the land development industry. He manages real estate development projects and has held senior management positions at several public and private businesses that serve the land development industry. He is a post-graduate of development, real estate, investment, finance and strategic planning and management of technical professionals from the University of California, Irvine. He received his BS from Texas A&M University, in civic engineering, in 198. He became a registered civil engineer in the State of California in 1989. Roy is also a founding member of Bayhawk Ales since 1994 through 2013. He has extensive corporate start up experience in the Southern California region and has also accomplished many real estate projects that include homes, golf courses, schools, churches, hospitals, offices, bridges, tunnels, habitat restoration flood control, water supply as well as for corporate companies such as Space X and Virgin Galactic.

Joe Ryan is responsible for business development, sales, marketing, and account management at the company he founded, Graphic Industries, a print and interactive production company providing end-to-end solutions for the marketing and communications industry. Mr. Ryan also founded Accomplice, a brand packing, logo design, website merchandising design, apparel, social marketing firm that provides expertise to clients such as Verizon Wireless, Grand Canyon Brewing Company, Los Angeles Dodgers, Warner Brothers Entertainment, and Kawasaki. From 2000 to present, Mr. Ryan is a founding partner and current sole proprietor of The Academy of Fine Beers, where he co-created and developed as well as marketed the Josef BIERBITZCH Golden Pilsner, Wing Man American Lager, Birra Bella and Shenanigans Irish Lager. Ryan recently concepted and developed a Brewer Series titled Hail to Rock, in which Bayhawk Ales will produce.

In connection with their his election to the Board, all directors will be granted a restricted stock award covering 2,000 shares of the Company’s common stock which will be vested over a period of one year.

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Item 1.01 Entry into a Material Definitive Agreement and Exhibits.

On May 23, 2014, the Board of Directors of Evans Brewing Company Inc. unanimously voted to engage Tech Associates Inc. as its corporate advisor to assist in its ‘going public’ strategy. The term is for one year, with monthly compensation of two thousand dollars and two thousand five hundred shares of the Company’s restricted common stock per month. Tech Associates Inc. is controlled by Richard Chiang, a director of the Company.

(d)	Exhibits.

Exhibit No.	Description
10.1*	Consulting Agreement Tech Associates Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2014		Evans Brewing Company Inc.
	By:	/s/ Michael J. Rapport
Michael J. Rapport Chief Executive Officer

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